ABRAXAS PETROLEUM CORPORATION
www.abraxaspetroleum.com

Abraxas Announces Resignation of Chief Financial Officer

San Antonio (June 7, 2018) — Abraxas Petroleum Corporation (“Abraxas” or the “Company”) (NASDAQ: AXAS) today announced Geoffrey R. King, Vice President and Chief Financial Officer of Abraxas, submitted his resignation on June 4, 2018 to pursue another opportunity in the financial sector.

Mr. King’s resignation is not the result of any dispute or disagreement with the Company, or any matter relating to the Company’s accounting practices or financial statements. Mr. King will continue in his role as Abraxas’ Chief Financial Officer until June 26, 2018 to ensure an orderly transition of his responsibilities. Abraxas intends to immediately initiate a search for Mr. King’s permanent successor. Bill Krog , the current Chief Accounting Officer, will serve as the Company’s principal financial and accounting officer for the interim period.

Bob Watson, President and CEO of Abraxas commented, “We would like to thank Geoff for his contributions to Abraxas over the last five years and wish him success in his new endeavor.”

Mr. King said, “I am extremely proud of our achievements at Abraxas over the last five years. Despite a substantial industry downturn, we streamlined the Company’s asset base, significantly delevered the balance sheet, reduced operating expenses by approximately 70% and more than doubled our production base. With the Company now boasting years of highly economic drilling inventory in the Delaware Basin, I am confident this highly economic growth will continue to the benefit of shareholders. Importantly, I believe now is the proper time for me to pursue another opportunity given Abraxas’ currently pristine financial condition.”

Abraxas Petroleum Corporation is a San Antonio based crude oil and natural gas exploration and production company with operations across the Rocky Mountain, Permian Basin and South Texas regions of the United States.

Safe Harbor for forward-looking statements: Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause Abraxas’ actual results in future periods to be materially different from any future performance suggested in this release. Such factors may include, but may not be necessarily limited to, changes in the prices received by Abraxas for crude oil and natural gas. In addition, Abraxas’ future crude oil and natural gas production is highly dependent upon Abraxas’ level of success in acquiring or finding additional reserves. Further, Abraxas operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond Abraxas’ control. In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in Abraxas’ filings with the Securities and Exchange Commission during the past 12 months.

FOR MORE INFORMATION CONTACT:
Geoffrey King/Vice President – Chief Financial Officer
Telephone 210.490.4788
gking@abraxaspetroleum.com
www.abraxaspetroleum.com

18803 Meisner Drive
San Antonio, Texas 78258
Phone: 210.490.4788 Fax: 210.918.6675